Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 26, 2010, in this Registration Statement (Form S-1) and related Prospectus of Community West Bancshares for the registration of subordinated convertible debentures, common stock and subscription rights to acquire subordinated debentures.

/s/ Ernst & Young LLP

Los Angeles, California
April 30, 2010